Exhibit 99

Sypris Announces Issuance of up to $55 Million of Senior Notes

    LOUISVILLE, Ky.--(BUSINESS WIRE)--June 10, 2004--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today announced that it has completed the first funding of a total issuance of up to $55 million of unsecured senior notes through a private placement.
    The $55 million has been divided into three series: Series A for $7.5 million due in 2009 and bearing interest at 4.73%; Series B for $27.5 million due in 2011 and bearing interest at 5.35%; and Series C for $20 million due in 2014 and bearing interest at 5.78%. Series A and C for $27.5 million closed on June 10, 2004 and Series B for an additional $27.5 million is expected to close in the third quarter, subject to certain pre-closing conditions.
    The Company will use the proceeds from this financing to pay down debt on its revolving credit facility and for general corporate purposes.
    The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    This press release, and any oral statements made with reference to this cautionary guidance, includes "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as they relate to, or may affect, the Company's future results. These statements only reflect management's current opinions, and no assurance can be given that any of these results will actually occur. Important factors could cause performance to differ materially from projected results contained in, or based upon, these statements, including: the discovery of, or failure to discover, material issues during due diligence; the failure to agree on the final terms of definitive agreements, long-term supply agreements or related agreements or any party's breach of, or refusal to close the transactions reflected in, those agreements; failure of the Company to fulfill any of the conditions to closing to the satisfaction of the notes' purchasers; material changes in the Company's financial condition or in its key ratios; or the Company's subsequent default under, or prepayment of, any or all of the notes; as well as other factors included in the Company's reports filed with the Securities and Exchange Commission.

    CONTACT: Sypris Solutions, Inc., Louisville
             David D. Johnson, 502-329-2000